Exhibit 99.1

Contacts:	Ian Harvie
Chief Financial Officer C&D Technologies, Inc. (215) 619-7835

or

Andrea Calise Kekst and Company (212) 521-4845

Press Release

C&D TECHNOLOGIES REACHES AGREEMENT IN PRINCIPLE WITH GROUP OF MAJOR NOTEHOLDERS ON FINANCIAL RESTRUCTURING PLAN

—Company Plans to Launch Out-of-Court Exchange Offer for Debt-To-Equity Swap—

—Will Simultaneously Seek Support for Voluntary Prepackaged Plan of Reorganization as Back-up Alternative—

—Operations Expected to Continue in Normal Course during Restructuring Process—

BLUE BELL, Pa., Sept 14, 2010 - C&D Technologies, Inc. (NYSE: CHP) announced today that it has entered into a restructuring support agreement (the “RSA”) with two noteholders (the “supporting noteholders”) who together hold approximately 56% of the aggregate principal amount of the Company’s outstanding 5.25% convertible senior notes due 2025 and 5.50% convertible senior notes due 2026 (the “notes”). Pursuant to the RSA, which sets forth the terms of the Company’s capital restructuring plan, the Company seeks to eliminate up to approximately $127 million in debt and related cash interest expense of more than $7 million annually through a registered exchange offer of its notes for up to 95% of the Company’s common stock on a post-restructuring basis (the “exchange offer”). Upon successful consummation of the exchange offer, the Company would reduce its total debt from approximately $170 million to less than $45 million.

As an alternative to the exchange offer, the Company has also agreed in the RSA to solicit consents from its noteholders and stockholders to approve a prepackaged plan of reorganization (the “prepackaged plan”). In the event certain conditions to the exchange offer are not satisfied, and if a sufficient number and amount of holders of notes vote to accept the prepackaged plan, the Company intends to pursue an in-court restructuring. If confirmed, the prepackaged plan would have principally the same effect as if 100% of the holders of notes had tendered their notes in the exchange offer; provided that if the stockholders do not approve the exchange offer, instead of receiving 5% of the Company’s common stock on a post-restructuring basis, they will receive 2.5% of the Company’s common stock and three-year warrants to purchase 5% of the Company’s common stock having an aggregate strike price calculated based on a total enterprise value of $250.0 million. If all conditions to consummating the exchange offer, including the approval of the terms of the exchange offer by a majority of the Company’s common stockholders and at least 95% participation by the noteholders in the exchange offer, are satisfied, the Company will cease seeking support for the prepackaged plan.

“This plan is a positive resolution to address our capital structure and we believe it will put C&D in a stronger, financially healthier position for the future,” said Dr. Jeffrey A. Graves, President and CEO. “The plan significantly reduces our debt level—primarily accrued from past acquisitions and recent losses, which is unsustainable in the current economic climate—and puts in place an appropriate capital structure for future growth and profitability. It preserves some value for current equity holders and enables both note and equity holders to have a stake in the Company’s future success. With an appropriate capital structure and greater financial flexibility, along with our market leadership, we believe C&D will be in a strong position going forward to serve our highly valued customers, take advantage of the North American market recovery and capitalize on growth opportunities in Asia.”

The Company does not anticipate any business interruption in its operations during the restructuring regardless of whether the Company conducts its restructuring in or out of the Chapter 11 process. The Company expects to move quickly through the reorganization process with its same commitment to quality, consistency and customer service as has been its hallmark for more than 100 years.

Under the proposed plan, the Company will continue to manufacture its products and service customers in the normal course. All vendors and suppliers will continue to be paid in full under normal terms in the ordinary course of business. The proposed plan provides for all creditor classes (other than the notes), including general unsecured creditors, to be “unimpaired” – i.e., to be paid in full for all valid, outstanding claims upon consummation of the plan to the extent they have not been paid previously. Implementation of the transactions contemplated by the RSA are dependent on a number of factors and approvals, however, and there can be no assurance that the treatment of creditors outlined above will not change significantly.

Pursuant to the RSA, the supporting noteholders have agreed to, among other things, (1) support and use commercially reasonable efforts to complete the capital restructuring plan, including by tendering their notes into the exchange offer and voting in favor of the prepackaged plan; and (2) not exercise remedies or direct the trustee to exercise remedies under the indentures governing the notes for any default or event of default that has occurred or may occur thereunder. The RSA may be terminated by the Supporting Noteholders and the Company upon the occurrence of certain events enumerated in the RSA. Additional details related to the restructuring plan can be found in the restructuring support agreement, which is included as an exhibit to Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) today.

The exchange offer is an out of court method of restructuring the Company’s notes to address put-rights holders of the notes will have if the Company’s common stock is delisted or suspended from trading for 60 days by the New York Stock Exchange. There exists a substantial risk that the Company’s 30 day average market capitalization will fall below $15 million in the near term and, if it does, the New York Stock Exchange may initiate suspension and delisting proceedings in the Company’s common stock.

This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities. The Company has not yet commenced the exchange offer or prepackaged plan referred to above. In the event the capital restructuring plan is implemented pursuant to the prepackaged plan, such restructuring plan is dependent upon a number of factors, including: the filing of the prepackaged plan; the approval of a disclosure statement; and the confirmation and consummation of the prepackaged plan in accordance with the provisions of the Bankruptcy Code. When the exchange offer or prepackaged bankruptcy is commenced, the Company will provide holders of the notes and its common stockholders with materials explaining the full terms and conditions of the exchange offer and prepackaged plan, and will also file these materials with the SEC. When and if these materials become available, holders of the notes and common stockholders should read them carefully, as well as any amendments or supplements to those documents, because they will contain important information. Once the materials are filed with the SEC, they will be available free of charge at the SEC’s website—www.sec.gov. In addition, the Company will provide copies of these documents free of charge to holders of its outstanding notes upon request to Jane Sullivan, Epiq Systems, at (646) 282-1800.

This press release may be deemed to be solicitation material in respect of the potential proposal to stockholders to approve the capital restructuring plan. If the Company determines to present such proposal to its stockholders, the Company would file with the SEC a proxy statement and other relevant materials. Stockholders are urged to read the proxy statement and any other relevant materials filed by the Company because they will contain important information. Once the materials are filed with the SEC, they will be available free of charge at the SEC’s website—www.sec.gov. In addition, the Company will provide copies of these documents free of charge to stockholders upon request to Jane Sullivan, Epiq Systems, at (646) 282-1800.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of any such proposal. Stockholders may obtain information regarding the direct and indirect interests of the Company and its executive officers and directors with respect to the proposal by reading the proxy statement, if and when filed with the SEC.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies’ engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:

This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2010, which should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2010, including the risk factors contained therein. We caution you not to place undue reliance on these forward-looking statements. Further, factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, the following: the Company’s inability to receive stockholder approval for the exchange offer and the prepackaged plan, the noteholders failure to tender at least 95% in aggregate principal amount of notes and to approve the prepackaged bankruptcy, a bankruptcy courts refusal to confirm the prepackaged plan and the Company’s failure to consummate the exchange offer or the prepackaged plan for any other foreseen or unforeseen reason.